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                                                                    Exhibit 4.22


                                 AMENDMENT NO. 1
                                       TO
                             STOCKHOLDERS AGREEMENT

         This Amendment No. 1 dated July 25, 2000, to the Stockholders Agreement (the "Agreement") by and among (1) Ampersand Medical Corporation (as successor by merger to Bell National Corporation); (2) Alexander M. Milley, Robert C. Shaw, Cadmus Corporation, a Massachusetts corporation, Milley Management Incorporated, a Delaware corporation and Winchester National, Inc., a Delaware corporation; and (3) Peter P. Gombrich, as an individual and as Trustee of the InPath, LLC Voting Trust; Theodore L. Koenig, as Trustee of each of The EAG Trust, The CMC Trust, The MDG Trust and The MSD Trust; William J. Ritger; AccuMed International, Inc., a Delaware corporation; Northlea Partners Ltd., a Colorado limited partnership, Fred H. Pearson, as Trustee of Fred H. Pearson's Trust; Walter Herbst, as Trustee of the Sandra Herbst Trust; and Monroe Investments, Inc., and Illinois corporation.

                                   WITNESSETH:

         WHEREAS, the parties to the Agreement all agree that the Agreement shall be terminated;

         NOW, THEREFORE, in consideration of the foregoing, the parties, intending to be legally bound, agree the Agreement shall be terminated as of July 25, 2000, and that it shall thereafter be of no further effect.

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